Exhibit 10.1

CERTAIN INFORMATION, IDENTIFIED BY, AND REPLACED WITH, A MARK OF “[**]” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

February 10, 2026

Mitch Rock
[**]
[**]

Dear Mitch,

Congratulations! On behalf of UFP Technologies, it is my pleasure to extend this offer of promotion to the position of Chief Executive Officer reporting directly to the Board of Directors, effective June 4, 2026. Except as specifically modified in this letter, your existing employment terms and conditions remain the same.

Upon signing this letter and the enclosed Non-Compete/Confidential Information Agreement, you will become eligible for the following additional compensation in connection with your new position, all of which is subject to normal deductions and withholdings:

Base Salary:    In January 2026, your base salary as President increased to $550,000.00. Your salary as CEO will increase to $700,000.00 per year starting June 4, 2026.

Bonus:    In January 2026, your annual incentive bonus target potential increased to 70% of your annual base salary. On June 4, 2026, your annual bonus target increases to up to 100% of your increased annual base salary. For the 2026 fiscal year, the bonus payments will be pro-rated for the time period you serve in each position, and will be subject to your achievement of objectives approved and established by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

Equity:    In January 2026, you became eligible to receive annual long-term incentive awards with a target of up to $1,750,000.00 worth of RSUs subject to vesting and other terms set by the Compensation Committee, and your achievement of objectives approved and established by the Compensation Committee.

    In addition, on June 4, 2026, you will be awarded a one-time promotional grant of $650,000.00 worth of RSUs priced at the close and subject only to three (3) year vesting.

Beginning in 2027, you will be eligible to receive annual long-term incentive awards with a target of up to $3,000,000.00 worth of
100 Hale Street, Newburyport, MA 01950 USA | tel. 978-352-2200 | www.ufpt.com

2/10/26 to M. Rock
UFP Technologies (2 of 2)
RSUs subject to vesting and other terms set by the Compensation Committee, and your achievement of objectives approved and established by the Compensation Committee.

Executive Severance Agreement: You will remain an employee at will, meaning that either you or the Company may terminate the employment relationship at any time with or without cause or notice. You will, however, be offered an Executive Severance Agreement in the form attached.

In the event the Company terminates your employment without Cause, or you resign for Good Reason, and such termination does not occur in connection with a Change of Control, you will be entitled to receive severance benefits in an amount equal to 18 months of your base salary and, if applicable, reimbursement for your COBRA payments (over and above your normal contribution toward your benefits) for up to 18 months.

In the event that during your employment with the Company, the Company undergoes a Change of Control, and within six (6) months after the Change of Control your employment is terminated by the Company without Cause, or by you for Good Reason, then you will be entitled to receive severance benefits, including: (i) a lump sum payment in an amount equal to 2X the sum of your annual base salary and full target bonus for the fiscal year of termination, (ii) full acceleration of all unvested equity, with any undetermined performance based equity awarded at target, and (iii) if applicable, COBRA payments (over and above your normal contribution toward your benefits) for up to 18 months. As a condition of receiving either of the severance packages, you will be required to sign a release and a non-compete agreement.

The summary description of your potential severance benefits provided above is solely for informational purposes; the Executive Severance Agreement shall govern.

I am excited to have you take this next step in your career. If you have any questions or need additional information about the position or this offer, please do not hesitate to contact me. Otherwise, please sign and return this letter, the Non-Compete/Confidential Information Agreement, and the Executive Severance Agreement to me.

Congratulations again and I wish you all the best in this new chapter of your career!

Regards,

R. Jeffrey Bailly _________________ R. Jeffrey Bailly Chairman & CEO	AGREED TO AND ACCEPTED BY: Mitch Rock Mitch Rock _________________________

100 Hale Street, Newburyport, MA 01950 USA | tel. 978-352-2200 | www.ufpt.com